Exhibit 11.1

Insider Trading Policy

Who is this for?

This Policy applies to all employees, contractors, and consultants, herein referred to as employees as well as members of the Board of Directors (“directors”). The Policy also applies to persons or companies who acquire information from a source known by them to be in a special relationship (as defined within this Policy) with Mogo (including spouses and close friends).

Key Messages

• This Policy outlines what is expected of all employees and directors in relation to trading Mogo securities.

• You may not trade in Mogo’s securities without providing prior notification to Mogo’s Chief Financial Officer (“CFO”) and Investor Relations via trading@mogo.ca and receiving confirmation to proceed with your trade.

• This Policy should be viewed as the minimum criteria for compliance with insider trading laws. Additional guidance should be sought when uncertainty exists regarding a contemplated transaction.

• Employees and directors are notified of blackout periods and must not trade Mogo securities during these periods.

• Any inquiry as to the application of this Policy and related procedures should be directed to Investor Relations or you may email trading@mogo.ca

Private & Confidential – Property of Mogo Inc.

Last updated: June 2024
Owner: Legal and Compliance

Approver: Board of Directors

Prepared by: Legal and Compliance

Table of Contents

1.	Policy Overview	2
2.	Key Principles	2
(a)	Responsibility to Abide by Policies and Procedures	3
(b)	Persons in a “Special Relationship” with Mogo	3
(c)	Confidentiality	4
(d)	General Restrictions on Trading by Persons in a Special Relationship with Mogo	5
(e)	“Blackout” Procedures	6
(f)	Insiders	7
(g)	Material Information – Definitions	9
(h)	Examples of Material Changes Requiring Disclosure	9
(i)	Sanctions	11
3.	Policy Governance	12
4.	Policy Update	13
Appendix A - SEDI Filing by Insiders		14
Appendix B - Acknowledgement		16

1. Policy Overview

Introduction

It is a cornerstone of the capital markets in Canada and the United States that all persons investing in securities listed on a public stock exchange have equal access to information that may affect their investment decisions. Public confidence in the integrity of the capital markets requires timely disclosure of material information concerning the business and affairs of companies, like Mogo Inc., including its subsidiaries and affiliates (collectively, “Mogo”), whose shares are listed on the Toronto Stock Exchange and the NASDAQ Stock Market LLC (each an “Exchange”), thereby placing all market participants on an equal footing.

The Insider Trading Policy (this “Policy”) outlines what is expected of all employees in relation to trading Mogo securities.

Statement of policy

You’re responsible to read and understand this Policy and to follow all procedures and processes related to trading Mogo securities, including but not limited to the following:

• If you possess material, non-public information relating to Mogo you may not pass any such information on to others.

• You may not trade your Mogo securities during the period commencing as of the close of trading on the Toronto Stock Exchange and/or the NASDAQ Stock Market LLC on the last business day each fiscal quarter or year-end and ending at the close of business on the first trading day following the date on which Mogo publicly releases such quarterly or annual results.

• You may not trade in Mogo’s securities without providing prior notification to Mogo’s Chief Financial Officer (“CFO”) and Investor Relations via trading@mogo.ca and receiving confirmation to proceed with your trade.

• You should not trade in call or put options or short-sell the securities of Mogo and should acquire these securities only as a long-term investment.

• This Policy should be viewed as the minimum criteria for compliance with insider trading laws. Additional guidance should be sought when uncertainty exists regarding a contemplated transaction.

• Reporting Insiders are required to file reports with the British Columbia Securities Commission.

• Any inquiry as to the application of this Policy and related procedures should be directed to Investor Relations or you may email trading@mogo.ca

2. Key Principles

The following general principles are part of a disciplined framework that is intended to guide consistent application of procedures and minimize errors and omissions in acting on the Policy.

(a) Responsibility to Abide by Policies and Procedures

Your responsibilities

The policies and procedures set forth herein present only a general framework within which a person or company in a special relationship with Mogo may purchase and sell securities of Mogo without violating securities laws.

You bear the ultimate responsibility for complying with securities laws.

You should therefore view this Policy and the attendant procedures as the minimum criteria for compliance with insider trading laws and should obtain additional guidance when uncertainty exists regarding a contemplated transaction.

(b) Persons in a “Special Relationship” with Mogo

Who is included in “special relationships”?

The restrictions on insider trading set out in section 57.2 of the Securities Act (British Columbia) apply to any person or company in a “special relationship” with an issuer. For the purposes of this Policy, persons in such a relationship with Mogo include:[1]

1. directors, officers and employees of Mogo

2. insiders of Mogo

3. a person or company that either: (a) is or proposes to engage in, or (b) is considering or evaluating whether to engage in, any business or professional activity with or on behalf of Mogo, as well as, and

4. a person or company that learns of a material fact or material change from another person or company and knows or ought reasonably to have known that the other person or company is in a special relationship with Mogo.

Thus, each of the employees and the insiders of Mogo are in a special relationship with Mogo. As such, the provisions of this Policy apply to each of them and they are all restricted from trading on the basis of material information regarding the business and affairs of Mogo that is not generally disclosed. The policies set out herein are designed to assist the employees and insiders of Mogo in complying with applicable securities laws.

1 Additional persons considered to be in a special relationship with Mogo will include those who are insiders, affiliates or associates of Mogo, a person or company proposing to make a take-over bid of Mogo, and a person or company proposing to become a party to a reorganization, amalgamation, merger, arrangement or similar business combination with Mogo.

Continuing obligation

Persons who learned of a material fact or material change while in a special relationship with Mogo, but who are no longer in such a special relationship, are similarly prohibited from purchasing or selling Mogo securities, unless the material fact or material change has been generally disclosed.

Scope of tippees

The potential scope of a chain of tippees[2] is significantly expanded by the inclusion in the definition of special relationship, persons or companies who acquire information from a source known to them to have a special relationship with Mogo. It would, for example, also capture spouses and close friends.

Restrictions on confidential information

Mogo has established a firm rule prohibiting all persons who have access to confidential information from making use of such information in trading in Mogo’s securities before such information has been fully disclosed to the public and a reasonable period of time for dissemination of the information has passed. (See “General Restrictions on Trading by Persons in a Special Relationship with Mogo”).

(c) Confidentiality

No tipping / maintain confidentiality

No one in a special relationship with Mogo may inform or ‘tip’ another person or company of a previously undisclosed material fact or material change with respect to the business and affairs of Mogo, other than in the necessary course of business. Such tipping is in direct contravention of securities laws and exposes the disclosing party to potential sanctions.

Unless specifically authorized by senior management, you must maintain undisclosed material information regarding the business and affairs of Mogo in strict confidence. The following questions should be considered prior to any disclosure being made:

1. Is the information a material fact or a material change?

2. Has the information in question been generally disclosed?

3. Is the disclosure in the necessary course of business?

Where you are uncertain about any of the above questions, a member of Senior Management should be contacted prior to the disclosure of any information.

2 Tipping is discussed under the heading “Confidentiality.”

(d) General Restrictions on Trading by Persons in a Special Relationship with Mogo

General trading restrictions

Persons or companies in a special relationship with Mogo and who either possess or have access to material information regarding the business and affairs of Mogo are prohibited from trading until the material information has been fully disclosed to the public and a reasonable period of time has passed for the information to be disseminated.

This prohibition applies not only to trading in the securities of Mogo but also to trading in other securities whose value might be affected by changes in the price of Mogo’s securities. Furthermore, persons or companies in a special relationship with Mogo who possess material non-public information relating to Mogo may not pass any such information onto others (tippees).

Persons or companies in a special relationship with Mogo who, while acting for Mogo, obtain material non-public information which relates to any other company, including customers or suppliers of Mogo, may not buy or sell securities of that company or otherwise misuse such information.

Long-term investment

Mogo prohibits insiders from engaging in the following transactions with respect to the securities of Mogo:

• selling short, or

• trading in call or put options.

You should also refrain from frequent buying and selling of Mogo securities for the purpose of realizing the short-term profits and should acquire securities only as a long-term investment.

Additional trading restrictions

As noted above under the heading “Confidentiality”, persons or companies in a special relationship with Mogo must not discuss or disclose any non-public information about Mogo or its activities that may have an impact on the value of Mogo’s shares.

The restrictions on trading based on material information apply not only when such information is non-public, but also for a limited time after such information has been made public. Mogo’s shareholders and the investing public must be afforded time to receive and digest material information.

As a general rule, you should consider material information to be non-public from the time that you become aware of it until at least one business day after it has been released by Mogo to the public and, accordingly, you should not engage in any share transactions until the second business day after material information has been released to the public. If the information is complex or is not widely disseminated, you should consider waiting for an even longer period of time.

The restrictions on trading set forth above apply not only to a person with material information but also to members of that person’s household. They are responsible for the compliance by such persons of these restrictions and should, if necessary, review this Policy with them and the general prohibitions on insider trading.

The foregoing prohibition also prohibits the exercise of stock options granted under the Mogo’s stock option plan.

(e) “Blackout” Procedures

Release of financial statements

In general, persons or companies in a special relationship with Mogo may not trade their securities in Mogo during the period commencing as of the close of trading on an Exchange on the last business day of each fiscal quarter or year-end and ending at the close of business on the first trading day following the date on which Mogo publicly releases such quarterly or annual results (the “Regular Blackout Period”). For the purposes hereof, the open or close of business shall be defined as the open or close of trading on the applicable Exchange.

Note that Mogo must release its interim financial statements no later than 45 days following the end of each three month period and must release its audited annual financial statements no later than 90 days following the end of its financial year end.

Except in limited circumstances, Mogo’s board of directors will not grant options with an effective date during a Regular Blackout Period and will not allow the exercise of stock options granted under Mogo’s stock option plan during a Regular Blackout Period. Mogo’s stock option plan provides for an automatic extension of the expiry date of options that would otherwise be scheduled to expire during a blackout period. In the event that the expiry date of any option occurs during, or within ten (10) business days following, a blackout period the expiry date of the option shall be automatically extended to the date which is ten (10) business days immediately following the end of the blackout period.

Senior Management of Mogo shall take reasonable precautions to ensure that access to undisclosed material information is restricted to those employees, officers, directors and others who must have access to such information for the purpose of performing the duties expected of them by Mogo.

Notification requirement before trading securities

Employees are notified of blackout periods and must not trade Mogo securities during these periods.

Notwithstanding the above, all insiders of Mogo must provide prior notification to the CFO by email at trading@mogo.ca before trading in any securities of Mogo.

Additional blackout periods

All persons or companies subject to this Blackout Policy shall also observe additional “blackout periods” due to material developments which may arise, as specified from time to time by the Chief Executive Officer (“CEO”) or CFO, during which times trading shall be prohibited (the “Special Blackout Period”).

Mogo’s board of directors will not grant options with an effective date during a Special Blackout Period and will not allow the exercise of stock options granted under Mogo’s stock option plan during a Special Blackout Period to those under the Special Blackout period.

Waiver of blackout policy	The board of directors may waive in whole or in part the Regular Blackout Period in its discretion, provided that no Special Blackout Period is then in effect.

(f) Insiders

Background and definition of Insider

Certain persons and companies who are in a special relationship with Mogo are also considered Insiders of Mogo and, as such, have certain reporting obligations.

Insider trading is strictly regulated by Sections 57.2 and 136 of the Securities Act (British Columbia) and the regulations made thereunder. The securities laws of other provinces and the United States also regulate insider trading in their respective jurisdictions.

The definition of the term insider will vary from statute to statute, but in any case will include directors and senior officers of Mogo and large shareholders. In British Columbia, where a company is an insider of a reporting issuer, directors and officers of that company are also considered insiders of the reporting issuer.

Who is considered an Insider?

In addition to complying with the restrictions imposed on persons and companies in a special relationship with Mogo, Reporting Insiders of Mogo will be required to electronically file insider reports through the System for Electronic Disclosure by Insiders (“SEDI”). A Reporting Insider means an insider of Mogo if the insider is:

(a) the CEO, CFO or Chief Operating Officer (“COO”) (at Mogo this also refers to all current officers) of Mogo, of a significant shareholder of the reporting issuer (i.e. 10% or more) or of a major subsidiary of Mogo;

(b) a director of Mogo, of a significant shareholder of Mogo or of a major subsidiary of Mogo;

(c) a person or company responsible for a principal business unit, division or function of Mogo;

(d) a significant shareholder of Mogo;

(e) a significant shareholder based on post-conversion beneficial ownership of Mogo’s securities and the CEO, CFO, COO (at Mogo this also refers to all current officers) and every director of the significant shareholder based on post-conversion beneficial ownership;

(f) a management company that provides significant management or administrative services to Mogo or a major subsidiary of Mogo, every director of the management company, every CEO, CFO and COO (at Mogo this also refers to all current officers) of the management company, and every significant shareholder of the management company;

(g) an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);

(h) Mogo itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security;

(i) any other insider that

a. in the ordinary course receives or has access to information as to material facts or material changes concerning Mogo before the material facts or material changes are generally disclosed; and

b. directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of Mogo.

If you have questions about whether you fall within the Reporting Insider category please contact the CFO.

Insider report filing requirements

Insider reports are due within 10 days of becoming a Reporting Insider and thereafter within five days of the date of a trade.

Before a Reporting Insider can file their insider reports on SEDI, they must register with www.SEDI.ca and file an insider profile. Reporting Insiders can take these steps themselves or use an agent to register and file their insider profiles and insider reports for them. For more detailed information on how to register and file insider reports on SEDI, please see Appendix A – SEDI Filing by Insiders. Mogo personnel can assist in this registration and reporting process.

Failure to file a report on time will result in late fees being levied on the insider and may cause future regulatory filings by Mogo to be reviewed or cleared on an untimely basis by securities regulators, thereby impairing Mogo’s access to capital markets.

Acknowledgement	Each Insider must complete the form of acknowledgement attached hereto as Appendix B and return same to the CFO as soon as possible.

(g) Material Information – Definitions

Material information

Material information is any information relating to the business and affairs of Mogo that results in or would reasonably be expected to result in a significant change in the market price or value of any of Mogo’s securities.

Material information consists of both material facts and material changes relating to the business and affairs of Mogo.

Material fact	Material fact means a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of Mogo’s securities.

Material change

Material change means a change in the business, operations or capital of Mogo that would reasonably be expected to have a significant effect on the market price or value of any of the securities of Mogo and includes a decision to implement the change by the board of directors of Mogo or by its senior management who believe that confirmation of the decision by the board of directors is probable.

(h) Examples of Material Changes Requiring Disclosure

Securities Act

The Securities Act (British Columbia) requires the disclosure of any material change by filing a report with the British Columbia Securities Commission as soon as reasonably practicable and, in any event, within 10 days of the date on which such change occurs.

The following are examples of the types of events or information that may be material. Most of these examples are taken from National Policy 51-201 - Disclosure Standards, which is a policy of each of the securities regulators in Canada. This list is not exhaustive and is not a substitute for parties exercising their own judgement in making materiality determinations.

Corporate Structure

Changes in corporate structure include:

• changes in share ownership that may affect control of the company

• major reorganizations, amalgamations, or mergers

• take-over bids, issuer bids, or insider bids

Capital Structure

Changes in capital structure include:

• the public or private sale of additional securities

• planned repurchases or redemptions of securities

• planned splits of common shares or offerings of warrants or rights to buy shares

• any share consolidation, share exchange, or stock dividend

• changes in a company's dividend payments or policies

• the possible initiation of a proxy fight

• material modifications to rights of security holders

Financial Results

Changes in financial results include:

• a significant increase or decrease in near-term earnings prospects

• unexpected changes in the financial results for any periods

• shifts in financial circumstances, such as cash flow reductions, major asset write-offs or writedowns

• changes in the value or composition of the company's assets

• any material change in Mogo's accounting policy

• changes in any financial metric that would indicate a significant change in Mogo's future prospects

Business and Operations

Changes in business and operations include:

• any development that affects the Mogo's resources, technology, products or markets

• a significant change in capital investment plans or corporate objectives

• major labour disputes or disputes with major contractors or suppliers

• significant new contracts, products, patents, or services or significant losses of contracts or business

• significant discoveries by resource companies

• changes to the board of directors or executive management, including the departure of the company's CEO, CFO, COO (at Mogo this also refers to all current officers) or president [or persons in equivalent positions]

• the commencement of, or developments in, material legal proceedings or regulatory matters

• waivers of Mogo’s ethics and conduct rules for officers, directors, and other key employees

• any notice that reliance on a prior audit is no longer permissible

• de-listing of Mogo's securities or their movement from one quotation system or exchange to another

Credit Arrangements

Changes in credit arrangements include:

• the borrowing or lending of a significant amount of money

• any mortgaging or encumbering of Mogo's assets

• defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

• changes in rating agency decisions

• significant new credit arrangements

Acquisitions and Dispositions

Material changes related to acquisitions and dispositions include:

• significant acquisitions or dispositions of assets, property or joint venture interests

• acquisitions of other companies, including a take-over bid for, or merger with, another company

(i) Sanctions

Penalties

In addition to disciplinary action, Canadian securities laws provide that breach of the prohibition against trading in securities with knowledge of undisclosed material information or providing undisclosed material information to others, in addition to civil liability for damages, may result in imprisonment for up to five years and/or a fine of up to the greater of:

i) $5 million, and

ii) an amount equal to three times the profit obtained or loss avoided by reason of the contravention.

Penalties may also be levied by Canadian securities regulatory authorities for not complying with the requirements to file insider reports.

The securities commissions in the relevant jurisdictions also have broad powers to, among other things, obtain a court order that a person comply with or cease contravening the applicable provisions of securities legislation, deny the availability of certain exemptions for trades in securities or order that trading in a reporting issuer’s securities cease.

Pursuant to U.S. federal and state securities laws, insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in Mogo’s securities at a time when they have knowledge of material nonpublic information regarding Mogo. In addition, insiders may be liable for improper transactions by any person (i.e., a “tippee”) to whom they have disclosed material nonpublic information regarding Mogo or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Mogo’s securities.

3. Policy Governance

Good governance means that we are:

• Transparent about our practices and policies, and

• Accountable for ensuring compliance to this Policy and related policies.

Monitoring and reporting	This Policy is reviewed periodically by Management and approved by the Board of Directors when material amendments are made.

Compliance

All employees and directors must abide by the letter and spirit of this Policy.

From time to time exceptions to the policy and procedures may be required. These exceptions must be brought to the attention of the CFO, and approval must be received before taking action.

Consequences of violations

Non-compliance with this Policy and related policies, procedures and guidelines may without limitation to any legal action, result in disciplinary action, up to and including termination of employment.

Related documentation	• Code of Business Conduct and Ethics

4. Policy Update

Mogo in its sole discretion may amend this Policy from time to time. Such amendments may be made without giving prior notice. All persons to whom this Policy applies are expected to continue to abide by the Policy as amended, and will be responsible for understanding or seeking clarification of any content outlined in this Policy and for familiarizing themselves with the most current version of this Policy, which will be posted to SharePoint.

Appendix A - SEDI Filing by Insiders

All Reporting Insiders of reporting issuers (other than mutual funds) (“SEDI Issuers”) are required to file their insider reports through the System for Electronic Disclosure by Insiders (“SEDI”). SEDI is the insider trade reporting system available over the Internet at www.sedi.ca.

As a Reporting Insider of a SEDI issuer, you need to:

• register on SEDI

• file an insider profile

And then on a continuous basis:

• file insider reports within five days of any change in your ownership

• amend your profile if there is a change in the information disclosed

SEDI Registration

Before you can file your insider reports on SEDI, you must register with www.SEDI.ca. You can take these steps yourself or use an agent to register and file your insider profile and insider reports for you. Insiders who are not likely to need to file insider trade reports in the immediate future are encouraged to register only a few days in advance of their first anticipated insider report filing.

In order to register, you (or your agent) need to:

• go to the SEDI web site (www.sedi.ca) and click on 'Register as a SEDI User'

• follow the screen instructions and complete Form 55-102F5 - Register as a SEDI user

• print the completed form that is dated and time stamped, and sign it in the space provided

• fax or send it to the SEDI operator, CDS, at the address provided on Form 55-102F5

(fax: 1-866-729-8011)

CDS will then process your registration and activate your SEDI user account.

In order for any of your filings to be valid, you must complete this registration process and have your account activated by CDS as a SEDI user.

Password and User ID

You will be issued a password and a SEDI user ID after you complete, certify and submit your SEDI user registration on the system. The password is tied to the SEDI user ID and allows you, as that user, to log on to SEDI.

Insider Profiles

Before filing any insider reports you (or your agent) must complete and file an insider profile identifying yourself as an insider and your relationship to one or more SEDI Issuers. The insider profile will consist principally of the same information that is currently required on the paper insider report. If: (i) there is a change to your name; (ii) there is a change in your relationship to a SEDI Issuer; or (iii) you cease to be an insider of any SEDI Issuers, amendments to such profile must be filed within five days. Any other change will not be required to be filed until your next SEDI filing. Once the profile is created the insider reports must be filed through SEDI.

Access Code

In order to provide insiders with the ability to control the information filed by others on their behalf, SEDI will issue each insider an access code upon the filing of the insider profile. Any filing of information through SEDI on behalf of any insider or issuer will require the use of the access code in order to complete a valid filing. Insiders will have the ability to obtain a new access code at any time in order to retain ultimate control over filings made on their behalf.

Public Access

Except for certain confidential personal and other information, the public will be able to access: (i) insider profiles; (ii) summary reports of insider information consisting of insider profiles and insider reports; and (iii) information relating to SEDI issuers consisting of issuer profiles and supplements and issuer event reports through the SEDI website.

Additional Information

The Canadian Securities Administrators Staff Notice 55-310 - Questions and Answers on the System for Electronic Disclosure by Insiders (SEDI) can be reviewed at: http://www.osc.gov.on.ca/Regulation/Rulemaking/Current/Part5/csa_20050819_55-310_not-sedi-qa.jsp

For a complete listing of requirements, please consult National Instrument 55-102 System for Electronic Disclosure by Insiders. Additional information is posted on the SEDI website at www.sedi.ca.

Appendix B - Acknowledgement

TO: MOGO INC.

(Attention: [Name], [Position])

RE: INSIDER TRADING (“BLACKOUT”) POLICY DATED <insert orientation date>

The undersigned hereby acknowledges receipt from you of a copy of the above-referenced policy and confirms that the undersigned has read and is familiar with and agrees to be bound thereby.

DATED this day of , 20 .

Name: